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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                  FORM 8-A/A-1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 TBC CORPORATION
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                                   31-0600670
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(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)

4770 Hickory Hill Road, Memphis, Tennessee                 38141
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 (Address of Principal Executive Offices)                (Zip Code)

If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. [ ]                                   box. [ ]

Securities Act registration statement file number to which this
form relates:     0-11579
              ---------------
              (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                      Name of Each Exchange on Which
         to be so Registered                      Each Class is to be Registered
         -------------------                      ------------------------------

                 None                                          None

Securities to be registered pursuant to Section 12(g) of the Act:

        Rights to Purchase Series A Junior Participating Preferred Stock
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                                (Title of class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         Effective July 23, 1998, TBC Corporation (the "Company") entered into an Amended and Restated Rights Agreement (the "Restated Rights Agreement") with BankBoston, N.A., as Rights Agent (the "Rights Agent"). The Restated Rights Agreement amended and restated the Rights Agreement, dated as of July 21, 1988, between the Company and the Rights Agent. The following summary reflects the material terms of the Restated Rights Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Restated Rights Agreement filed as an exhibit hereto, which is hereby incorporated by reference.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

         The Board of Directors of the Company on July 21, 1988 declared a dividend consisting of rights to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, $.10 par value, of the Company ("Preferred Shares"). One right was distributed with respect to each share of Common Stock, par value $.10 per share, of the Company ("Common Shares") outstanding on July 29, 1988, the record date for the distribution. Rights have been and will continue to be distributed with Common Shares issued by the Company after the record date but before the expiration of the rights or the occurrence of a "flip-in" event, as described below.

         In accordance with the adjustment provisions applicable to the rights, on July 23, 1998, each right represented the right to purchase 1/337.5th of a Preferred Share for $14.81. The rights will become exercisable (1) at the close of business on the earlier of the 10th calendar day after a public announcement that a person or group has become the beneficial owner of 20% or more of the outstanding Common Shares (a "share acquisition date") or (2) any earlier date designated by the Company's Board of Directors.

         Until the rights become exercisable, they will trade with the Common Shares, and any transfer of Common Shares also will constitute a transfer of the associated rights. When the rights become exercisable, they will begin to trade separate and apart from the Common Shares. At that time, separate certificates representing the rights will be mailed to holders.

         Ten days after a "share acquisition date," each of the rights will "flip-in" and will become the right to purchase one Common Share of the Company for ONE DOLLAR ($1.00) per share. Upon the occurrence of such a "flip-in" event, those rights held by any person or group that beneficially owns 20% or more of the outstanding Common Shares, together with rights held by certain transferees of any such person or group, will become void.

         The Board of Directors may redeem the rights for $0.003 per right at any time before the 10th calendar day following a "share acquisition date" or the earlier expiration of the rights.


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         The exercise price, the fraction of a Preferred Share (or Common
Shares) that may be purchased upon exercise of the rights and the redemption price are subject to adjustment from time to time to prevent dilution.

         The terms of the rights are set forth in the Restated Rights Agreement. The provisions of the Restated Rights Agreement may be amended by the Board of Directors to cure any ambiguity or correct any defect or inconsistency. Prior to the close of business on the 10th calendar day following the occurrence of a "share acquisition date," the Restated Rights Agreement also may be amended to make any other change that the Board of Directors deems to be consistent with the purposes of the Restated Rights Agreement and not adverse to the interests of the Company and its stockholders.

ITEM 2.  EXHIBITS.

         See Index to Exhibits at page 3.


                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             TBC CORPORATION



Date: July 30, 1998                          By: /s/ Louis S. DiPasqua
                                                ----------------------
                                                  Louis S. DiPasqua,
                                                  President and Chief
                                                  Executive Officer

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                                INDEX TO EXHIBITS


Exhibit No.       Exhibit Description
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     (4)          INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS

     4.1 Amended and Restated Rights Agreement, dated as of July 23, 1998, between TBC Corporation and BankBoston, N.A., as Rights Agent, including as Exhibit A thereto the form of Rights Certificate.

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